As filed with the Securities and Exchange Commission on August 1, 2012

Registration No. 333-182571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAYLOR CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4108550
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian T. Black

General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Dennis R. Wendte, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated flier	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Nonvoting Convertible Preferred Stock, $0.01 par value	1,282,674(1)	$15.56(2)	$19,958,407.44(2)	$2,287.23
Common Stock, $0.01 par value	1,282,674(3)	–(4)	–(4)	–(4)
Common Stock, $0.01 par value	17,500,941(5)	$15.56(6)	$272,314,641.96(6)	$31,207.26
Common Stock, $0.01 par value	500,000(7)	$20.00(8)	$10,000,000.00(8)	$1,146.00(8)
Common Stock, $0.01 par value	40,000(9)	$20.00(10)	$800,000.00(10)	$ 91.68(10)
Common Stock, $0.01 par value	40,000(11)	$26.08(12)	$1,043,200.00(12)	$119.55(12)
Common Stock, $0.01 par value	1,781(13)	$16.93(14)	$30,152.33(14)	$3.46(14)
Total				$34,855.18(15)

(1)	In addition, there are being registered hereunder such additional number of shares of Nonvoting Convertible Preferred Stock, $0.01 par value per share (the “Nonvoting Preferred”), of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Nonvoting Preferred are registered hereunder pursuant to Rule 416.
(2)	As described in greater detail in this registration statement, the shares of Nonvoting Preferred being registered hereunder represent securities substantially equivalent to shares of common stock, par value $0.01 per share (the “Common Stock”), with the exception of regular voting rights. Accordingly, the maximum aggregate and per share offering price, as well as the amount of registration fees due, relating to the Nonvoting Preferred have been calculated in accordance with Rule 457(c), based on the average high and low prices per share of Common Stock on June 28, 2012, as reported on The NASDAQ Global Select Market.
(3)	Estimated based on the number of shares of Common Stock issuable upon conversion of shares of the Nonvoting Preferred. In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(4)	No separate consideration will be received for shares of Common Stock issuable upon conversion of the Nonvoting Preferred. Accordingly, no registration fee for such shares is required pursuant to Rule 457(i).
(5)	The shares of Common Stock that are being registered hereunder include shares issued (or to be issued upon surrender of warrants already exercised or converted, as applicable, in accordance with their terms) pursuant to various transactions as described in further detail in this registration statement. In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(6)	Calculated in accordance with Rule 457(c), based on the average high and low prices per share of Common Stock on June 28, 2012, as reported on The NASDAQ Global Select Market.
(7)	The shares of Common Stock that are being registered hereunder include 500,000 shares issuable upon exercise of a warrant to acquire shares of Common Stock issued in September 2008 to Financial Investments Corporation (the “FIC Warrant”). In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in the FIC Warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(8)	Calculated in accordance with Rule 457(g), based upon the $20.00 per share price at which the FIC Warrant may be exercised, as such price exceeds the average high and low prices per share of Common Stock on June 28, 2012, as reported on The NASDAQ Global Select Market.
(9)	The shares of Common Stock that are being registered hereunder include 20,000 shares issuable upon exercise of options held by each of Bruce W. Taylor and Jeffrey W. Taylor originally issued to such individuals on March 19, 2003. In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in the terms of such options, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(10)	Calculated in accordance with Rule 457(g), based upon the $20.00 per share price at which the options issued to Bruce W. Taylor and Jeffrey W. Taylor may be exercised, as such price exceeds the average high and low prices per share of Common Stock on June 28, 2012, as reported on The NASDAQ Global Select Market.
(11)	The shares of Common Stock that are being registered hereunder include 20,000 shares issuable upon exercise of options held by each of Bruce W. Taylor and Jeffrey W. Taylor originally issued to such individuals on March 17, 2004. In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in the terms of such options, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(12)	Calculated in accordance with Rule 457(g), based upon the $26.08 per share price at which the options issued to Bruce W. Taylor and Jeffrey W. Taylor may be exercised, as such price exceeds the average high and low prices per share of Common Stock on June 28, 2012, as reported on The NASDAQ Global Select Market.
(13)	The shares of Common Stock being registered hereunder include 1,781 additional shares, added by amendment hereof, issued (or to be issued upon surrender of warrants already exercised or converted, as applicable, in accordance with their terms) pursuant to various transactions as described in further detail in this registration statement. In addition, there are being registered hereunder such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions, which shares of Common Stock are registered hereunder pursuant to Rule 416.
(14)	Calculated in accordance with Rule 457(c), based upon the average high and low prices per share of Common Stock on July 25, 2012 (a day within five business days prior to the date of filing Amendment No. 1 to this registration statement).
(15)	$34,851.72 has previously been paid in connection with the original filing of this registration statement on July 6, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 1, 2012

1,282,674 Shares of Nonvoting Convertible Preferred Stock

19,365,396 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of: (i) the shares of our Nonvoting Convertible Preferred Stock, par value $0.01 per share (the “Nonvoting Preferred”), originally issued by us to Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (the “Prairie Capital Entities”) in exchange for all outstanding shares of certain other series of our preferred stock held by the Prairie Capital Entities to simplify our capital structure; and (ii) the shares of our common stock, par value $0.01 per share (the “Common Stock”), issued or issuable pursuant to various other transactions, or held by affiliated securityholders, as described in greater detail in this prospectus. In this prospectus, we refer to the shares of Nonvoting Preferred and Common Stock being offered as “securities.”

Each share of Nonvoting Preferred is convertible into one share of our Common Stock, subject to adjustment as set forth in our Fourth Amended and Restated Certificate of Incorporation (as such document may be amended or restated from time to time, the “Certificate of Incorporation”), automatically upon certain sales or other transfers of such shares of Nonvoting Preferred, as described in greater detail under “DESCRIPTION OF SECURITIES TO BE REGISTERED—Nonvoting Preferred.” Holders of shares of Nonvoting Preferred will be entitled to dividends or distributions, as and when declared by our board of directors, of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our Common Stock into which such shares of Nonvoting Preferred would be convertible. Other than with respect to voting rights and related transfer restrictions, the terms of our Nonvoting Preferred are substantially the same as our Common Stock.

As discussed in greater detail under “SELLING SECURITYHOLDERS,” the selling securityholders include members of our board of directors, executive management and other individuals with relationships to us, some of whom have participated in various capital-raising transactions that we have conducted in the past. The selling securityholders may offer and sell such securities from time to time, directly or through underwriters, broker-dealers or agents, in public or private transactions, and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. We will not receive any proceeds from any sales of the securities by the selling securityholders.

Our Nonvoting Preferred is not listed on any securities exchange or market. Our Common Stock is currently traded on The NASDAQ Global Select Market under the symbol “TAYC.” On July 31, 2012, the last reported sale price of our Common Stock was $17.45 per share. You are urged to obtain current market quotations of the Common Stock.

Investing in the securities offered by this prospectus involves a high degree of risk. See “RISK FACTORS ” on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is             , 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission using a “shelf” registration process. Under the shelf registration statement and this prospectus, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

This prospectus describes the general manner in which the securities described herein may be offered and sold by the selling securityholders. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus and any related applicable prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any related prospectus supplement or any sale of a security.

As used in this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “us,” and the “Company” refer to Taylor Capital Group, Inc. and its consolidated subsidiaries, and the “Bank” refers to its wholly-owned bank subsidiary, Cole Taylor Bank.

EXPLANATORY NOTE

As noted under “PLAN OF DISTRIBUTION,” the Company is party to several customary agreements obligating it to register with the Commission the resale by securityholders of certain of the securities described in this prospectus. As a matter of administrative convenience, we have also included in this prospectus certain other securities to further reduce the number of securities in our capital base subject to transfer restrictions. Although the registration with the Commission of the possible resale of the securities included in this prospectus will enhance the ability of the holders thereof to sell the securities, we are not aware of any current plans of these holders to sell a material amount of such securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the securities offered hereby. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the securities. You should carefully consider the sections entitled “RISK FACTORS” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the securities offered hereby is appropriate for you.

The Company

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from the Bank, our wholly-owned subsidiary. We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago area. We also provide services related to asset-based lending, mortgage banking and commercial equipment financing through offices in Chicago and other geographic markets. At March 31, 2012, we had assets of $4.7 billion, deposits of $3.0 billion and stockholders’ equity of $416.8 million.

Our primary businesses are commercial banking, including commercial real estate lending, asset-based lending, mortgage banking, commercial equipment financing and retail banking. Our target commercial lending customers are businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our clients are generally closely-held, middle-market companies with annual revenues between $5 million and $250 million. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition, owner-occupied commercial real estate financing, revolving lines of credit and stand-by and commercial letters of credit. We also offer treasury cash management services, including repurchase agreements, interest rate swap agreements, internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement and account reconciliation. Our commercial and industrial lending group operates primarily in the Chicago area. In addition, through offices located across the United States, we also offer asset-based lending through Cole Taylor Business Capital, including revolving lines of credit supported by receivables and inventory and term loans supported by equipment and real estate.

We also originate, sell and service mortgage loans through Cole Taylor Mortgage. This line of business, launched in early 2010, is a source of noninterest fee income and provides earnings and geographic diversification. We currently originate, sell or service mortgage loans in 32 states and the District of Columbia. Loan production is sourced through a national broker network, retail offices across the United States, and from the Bank’s banking centers (branches), which are located in the Chicago area. As previously announced, in mid-June 2012, we launched a major expansion of our retail mortgage operations through the hiring of more than 60 new mortgage retail professionals located in Michigan, Indiana and Ohio. This expansion nearly doubled the number of our retail mortgage origination offices and represented a 20% increase in Cole Taylor Mortgage’s staffing.

As previously announced, we recently launched Cole Taylor Equipment Finance, our new commercial equipment finance division. This line of business offers a full range of equipment finance options and will specialize in originating and syndicating commercial equipment leases for U.S. companies.

In addition to our lending activities, we offer deposit products, such as checking, savings and money market accounts, as well as time deposits through nine banking centers located in the Chicago area and through our on-line banking application. We also cross-sell products and services to the owners and executives of our business customers to help them meet their personal financial goals, including personal credit. In addition to commercial clients, we provide deposit and credit services to our community-based customers, typically individuals and small, local businesses located near one of our banking centers. We use third-party providers to offer investment management and brokerage services.

Our commercial and retail banking and deposit products are delivered by a single operations area located in Rosemont, Illinois. Our mortgage unit is based in Ann Arbor, Michigan. We have two separate and discrete operating segments, Banking and Mortgage Banking.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the Commission, which are incorporated by reference into this prospectus. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE” in this prospectus.

Securities Being Registered

This prospectus relates to the potential resale from time to time by the selling securityholders, or their respective successors, including transferees, of some or all of the following:

•

1,282,674 shares of our Nonvoting Preferred originally issued by us to the Prairie Capital Entities on March 29, 2012, in exchange for a total of 405,330 shares of our Nonvoting Convertible Preferred Stock, Series D (the “Series D Preferred”), and 877,344 shares of our Non-Voting Convertible Preferred Stock, Series G (the “Series G Preferred”), held by the Prairie Capital Entities to simplify our capital structure;

•	1,282,674 shares of Common Stock issuable from time to time upon conversion of such shares of Nonvoting Preferred;

•

919,190 shares of Common Stock (the “Series C Conversion Shares”) originally issued on December 31, 2011, upon conversion of shares of our 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”), that have not previously been registered for resale;

•	235,869 total shares of Common Stock originally issued to holders of Series C Preferred in lieu of cash dividends on April 15, July 15 and October 15, 2011 (the “Series C Dividend Shares”);

•

2,280,000 shares of Common Stock (the “Series F Conversion Shares”) originally issued on March 29, 2011, upon the conversion of shares of our Non-Voting Contingent Convertible Preferred Stock, Series F (the “Series F Preferred”);

•

6,794,670 shares of Common Stock (the “Series A Conversion Shares”) originally issued on May 13, 2010, pursuant to an exchange offer to holders of our 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A (the “Series A Preferred”);

•

219,794 shares of Common Stock (the “2008 Warrant Shares”) issued upon exercise of certain warrants (or to be issued upon surrender of warrants already exercised in accordance with their terms) to acquire such stock (the “2008 Warrants”), which such 2008 Warrants were originally issued by us pursuant to the Securities Purchase Agreement, dated as of September 29, 2008, by and among us and various investors party thereto;

•

500,000 shares of Common Stock (the “FIC Warrant Shares”) issuable upon exercise of a warrant to acquire such stock at an exercise price of $20.00 per share (the “FIC Warrant”), which such FIC Warrant was originally issued by us to Financial Investments Corporation (“FIC”) pursuant to the Management Services Agreement, dated as of September 29, 2008, by and among us and FIC;

•	414,000 shares of Common Stock purchased by Harrison I. Steans, Jennifer W. Steans and other members of their extended family in various open market transactions (the “Market Shares”);

•

4,888 shares of restricted stock held by each of Harrison I. Steans, Jennifer W. Steans and Jeffrey W. Taylor awarded to them November 6, 2008 in conjunction with their service on the Company’s board of directors (the “Restricted Shares”);

•

1,497,912 shares of Common Stock purchased by Harrison I. Steans, Jennifer W. Steans and other members of their extended family, 142,225 shares of Common Stock purchased by various members of the Taylor family and entities controlled thereby (including the Voting Trust, as described below), and 278,130 shares of Common Stock purchased by the Prairie Capital Entities, each pursuant to a rights offering commenced by the Company on November 23, 2011 (together, the “Rights Offering Shares”);

•

4,632,364 shares of Common Stock issued to various members of the Taylor family in connection with the split-off of the Company from Reliance Acceptance Group, Inc. (formerly known as Cole Taylor Financial Group) on February 12, 1997, which shares are held of record by various trusts, including a voting trust established November 30, 1998 (the “Voting Trust”), of which Bruce W. Taylor, Jeffrey W. Taylor and Cindy Taylor Robinson serve as trustees, for the benefit of members of the Taylor family;

•

16,253 shares of Common Stock issued to Bruce W. Taylor through the Company’s prior Employee Stock Ownership Plan (which Employee Stock Ownership Plan was terminated effective May 31, 2008) (the “ESOP”) as compensation for his services to the Company;

•	16,151 shares of Common Stock issued to Jeffrey W. Taylor through the ESOP as compensation for his services to the Company;

•

41,500 shares of Common Stock acquired by members of the Taylor family in various other transactions, including in open market transactions and upon exercise of options held by members of the Taylor family;

•

20,000 shares of Common Stock issuable upon exercise of options held by Bruce W. Taylor with an exercise price of $20.00 per share, which were originally issued to Bruce W. Taylor on March 19, 2003, and 20,000 shares of Common Stock issuable upon exercise of options held by Bruce W. Taylor with an exercise price of $26.08 per share, which were originally issued to Bruce W. Taylor on March 17, 2004; and

•

20,000 shares of Common Stock issuable upon exercise of options held by Jeffrey W. Taylor with an exercise price of $20.00 per share, which were originally issued to Jeffrey W. Taylor on March 19, 2003, and 20,000 shares of Common Stock issuable upon exercise of options held by Jeffrey W. Taylor with an exercise price of $26.08 per share, which were originally issued to Jeffrey W. Taylor on March 17, 2004.

RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the risks and uncertainties described in the risk factor below and those risk factors set forth in the documents and reports we file with the Commission that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

A significant number of securities held by the selling securityholders may be sold into the public market in the future, which could adversely affect the market price of our Common Stock.

The securities being offered pursuant to this prospectus have generally been issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and/or are beneficially owned by affiliates of the Company. Consequently, until the date of this prospectus, the selling securityholders described herein have generally been subject to certain restrictions limiting their ability to offer such securities for resale. The registration of these securities for resale pursuant to the registration statement that contains this prospectus, however, greatly enhances the ability of selling securityholders to sell the securities without restriction. Because the securities being offered hereby represent approximately 63.4% of the outstanding number of shares of our Common Stock (assuming all securities convertible into or exercisable for shares of Common Stock described in this prospectus are so converted or exercised), the resale of all, or even a portion, of these securities could adversely affect the market price of our stock. These sales could also impede our ability to raise future capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “expect,” “plan,” “predict,” “potential,” “contemplate,” “should,” “will,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	Our business may be adversely affected by the highly regulated environment in which we operate.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability.

•	Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could adversely affect our business.

•	The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	We are subject to interest rate risk, including interest rate fluctuations that could reduce our profitability.

•

Certain hedging strategies that we use to manage investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

•	We have counterparty risk and therefore we may be adversely affected by the soundness of other financial institutions.

•	We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud.

•	Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•

System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We are subject to lending concentration risks.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense.

•	Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	We are a bank holding company and our sources of funds are limited.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business or new products and services may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•	Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•

We have not paid a dividend on our Common Stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

•	A significant number of securities held by the selling securityholders may be sold into the public market in the future, which could cause the market price of our Common Stock to drop significantly.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “RISK FACTORS” in this prospectus and in our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the Commission. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders, as described under “SELLING SECURITYHOLDERS.” We will not receive any proceeds from any sale of the securities by the selling securityholders. If FIC fully exercises the FIC Warrant for cash, FIC would pay us an exercise price of $20.00 per share for each of the 500,000 shares issuable pursuant thereto, or an aggregate exercise price of $10,000,000. Additionally, if Bruce W. Taylor and Jeffrey W. Taylor fully exercise the options issued to each of them on March 19, 2003 for cash, those selling securityholders would each pay us an exercise price of $20.00 per share for each of the 20,000 shares of Common Stock issuable to each of them pursuant thereto, or an aggregate exercise price of $800,000. If Bruce W. Taylor and Jeffrey W. Taylor fully exercise the options issued to each of them on March 17, 2004 for cash, those selling securityholders would each pay us an exercise price of $26.08 per share for each of the 20,000 shares of Common Stock issuable to each of them pursuant thereto, or an aggregate exercise price of $1,043,200. If we receive any proceeds from the exercise of the FIC Warrant or the options issued to Bruce W. Taylor and Jeffrey W. Taylor, we will likely use such proceeds for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings (loss) before income taxes plus interest and rent expense. Fixed charges consist of interest expense and rent expense. “Fixed charges including interest on deposits” consists of all interest expense on deposits and other debt and the amortization of debt issuance costs. The calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment. The preferred stock dividends amount consists solely of the amount due on our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred”), and is on a gross basis to represent the pre-tax income equivalent assuming an estimated tax rate of 35%.

If we do not redeem the outstanding shares of our Series B Preferred prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to fixed charges and preferred stock dividends.

	For the three months ended March 31,		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Including Interest on Deposits(1)(2)	1.95x	0.82x	1.06x	0.25x	0.59x	(0.16)x	0.96x	(3)
Excluding Interest on Deposits(1)(2)	2.57x	0.69x	1.10x	(0.47)x	(0.00)x	(3.63)x	0.82x	(3)

(1)	As of March 31, 2012, there were 1,282,674 shares of Nonvoting Preferred outstanding. As described under “DESCRIPTION OF SECURITIES BEING REGISTERED—Nonvoting Preferred,” the Nonvoting Preferred is entitled to receive dividends only when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares Common Stock into which such shares of Nonvoting Preferred would be convertible pursuant to its terms.
(2)	For the three months ended March 31, 2011 and for the years ended December 31, 2010, 2009, 2008 and 2007, the coverage deficiency was $3.5 million, $67.5 million, $48.4 million, $136.0 million and $5.0 million, respectively, both including and excluding interest on deposits.
(3)	No shares of our preferred stock were outstanding during the year ended December 31, 2007, and accordingly, we did not pay preferred stock dividends during this period.

SELLING SECURITYHOLDERS

This prospectus relates to the potential resale from time to time by the selling securityholders, or their respective successors, including transferees, of some or all of the following:

•

1,282,674 shares of our Nonvoting Preferred originally issued by us to the Prairie Capital Entities on March 29, 2012, in exchange for a total of 405,330 shares of our Series D Preferred and 877,344 shares of our Series G Preferred held by the Prairie Capital Entities to simplify our capital structure;

•	1,282,674 shares of Common Stock issuable from time to time upon conversion of such shares of Nonvoting Preferred;

•	919,190 Series C Conversion Shares originally issued on December 31, 2011, upon conversion of shares of our Series C Preferred;

•	235,869 Series C Dividend Shares originally issued to holders of Series C Preferred in lieu of cash dividends on April 15, July 15 and October 15, 2011;

•	2,280,000 Series F Conversion Shares originally issued on March 29, 2011, upon the conversion of shares of our Series F Preferred;

•	6,794,670 Series A Conversion Shares originally issued on May 13, 2010, pursuant to an exchange offer to holders of our Series A Preferred;

•

219,794 of the 2008 Warrant Shares issued (or to be issued upon surrender of warrants already exercised in accordance with their terms) upon exercise of the 2008 Warrants, which such 2008 Warrants were originally issued by us pursuant to the Securities Purchase Agreement, dated as of September 29, 2008, by and among us and various investors party thereto;

•

500,000 FIC Warrant Shares issuable upon exercise of the FIC Warrant, which such FIC Warrant was originally issued by us to FIC pursuant to the Management Services Agreement, dated as of September 29, 2008, by and among us and FIC;

•	414,000 Market Shares purchased by Harrison I. Steans, Jennifer W. Steans and other members of their extended family in various open market transactions;

•

4,888 Restricted Shares held by each of Harrison I. Steans, Jennifer W. Steans and Jeffrey W. Taylor awarded to them November 6, 2008 in conjunction with their service on the Company’s board of directors;

•

1,497,912 Rights Offering Shares purchased by Harrison I. Steans, Jennifer W. Steans and other members of their extended family, 142,225 Rights Offering Shares purchased by various members of the Taylor family and entities controlled thereby (including the Voting Trust), and 278,130 Rights Offering Shares purchased by the Prairie Capital Entities, each pursuant to a rights offering commenced by the Company on November 23, 2011;

•

4,632,364 shares of Common Stock issued to various members of the Taylor family in connection with the split-off of the Company from Reliance Acceptance Group, Inc. (formerly known as Cole Taylor Financial Group) on February 12, 1997, which shares are held of record by various trusts for the benefit of members of the Taylor family, including the Voting Trust;

•	16,253 shares of Common Stock issued to Bruce W. Taylor through the ESOP as compensation for his services to the Company;

•	16,151 shares of Common Stock issued to Jeffrey W. Taylor through the ESOP as compensation for his services to the Company;

•	41,500 shares of Common Stock acquired by members of the Taylor family in various transactions, including in open market transactions and upon exercise of options held by members of the Taylor family;

•

20,000 shares of Common Stock issuable upon exercise of options held by Bruce W. Taylor with an exercise price of $20.00 per share, which were originally issued to Bruce W. Taylor on March 19, 2003, and 20,000 shares of Common Stock issuable upon exercise of options held by Bruce W. Taylor with an exercise price of $26.08 per share, which were originally issued to Bruce W. Taylor on March 17, 2004; and

•

20,000 shares of Common Stock issuable upon exercise of options held by Jeffrey W. Taylor with an exercise price of $20.00 per share, which were originally issued to Jeffrey W. Taylor on March 19, 2003, and 20,000 shares of Common Stock issuable upon exercise of options held by Jeffrey W. Taylor with an exercise price of $26.08 per share, which were originally issued to Jeffrey W. Taylor on March 17, 2004.

Information with respect to certain of the selling securityholders to whom these securities were initially issued, including their names, any material relationships they may have had with us within the past three years, and their initial and post-offering ownership of the securities is provided in the table and accompanying footnotes below. To our knowledge: (i) no selling securityholder named below, including the Prairie Capital Entities, is a registered broker-dealer or an affiliate of a registered broker-dealer; and (ii) each of the selling securityholders named below acquired the securities offered hereby as an investment. Information with respect to other selling securityholders, where applicable, will be set forth in a prospectus supplement or in other filings we make with the Commission, which are incorporated by reference into this prospectus. Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when required.

Beneficial ownership information has been determined according to the rules of the Commission and includes voting or investment power with respect to the securities included in the tables below. As indicated in the footnotes below, certain of the selling securityholders share voting or investment power over certain shares. The full amount of shares over which each selling securityholder has shared investment or voting power is reported for each selling securityholder sharing such power. Therefore, certain shares are reflected as being beneficially owned by multiple selling securityholders. The applicable percentage ownership for each selling securityholder listed below is based upon 28,674,009 shares of Common Stock outstanding as of July 31, 2012. Shares of Common Stock subject to options or other securities currently exercisable or exercisable on or before September 29, 2012 are deemed outstanding for the purpose of calculating the percentage ownership of the selling securityholders holding those options or other securities, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

The selling securityholders, or their respective successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own which are being offered hereby. We do not know when or in what amounts the selling securityholders may offer the securities for sale. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that after completion of the offering none of the securities covered by this prospectus will be held by the selling securityholders.

Nonvoting Preferred

Name of Selling Securityholder	Shares of Nonvoting Preferred Beneficially Owned Before the Offering	Maximum Shares of Nonvoting Preferred Being Offered Hereby	Shares of Nonvoting Preferred Beneficially Owned Upon Completion of the Offering	Percentage of Nonvoting Preferred Outstanding Upon Completion of the Offering
Prairie Capital IV, L.P.(1)	641,337	641,337	—	0.0%
Prairie Capital IV QP, L.P.(1)	641,337	641,337	—	0.0%

(1)	Stephen V. King and C. Bryan Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of our securities owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Mr. Daniels currently serves as a director of the Company.

Common Stock

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Before the Offering		Maximum Shares of Common Stock Being Offered Hereby		Shares of Common Stock Beneficially Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of the Offering
Prairie Capital IV, L.P.(1)	1,221,401		1,147,737		73,664	0.3%
Prairie Capital IV QP, L.P.(1)	1,221,401		1,147,737		73,664	0.3%
Harrison I. Steans	2,260,359	(2)	1,882,592	(3)	377,767	1.3%
Jennifer W. Steans	1,891,068	(4)	1,583,729	(5)	307,339	1.1%
Charles E. Brinley	477,715	(6)	401,279	(7)	76,436	0.3%
Margot M. Brinley	477,715	(6)	401,279	(7)	76,436	0.3%
Justin W. Daab	393,318	(8)	330,186	(9)	63,132	0.2%
Leonard A. Gail	1,810,149	(10)	1,513,454	(11)	296,695	1.0%
Amy M. Heinrich	363,392	(12)	306,899	(13)	56,493	0.2%
Benjamin J. Hunter	6,264	(14)	6,264	(15)	—	0.0%
Maxine M. Hunter	1,308,102	(16)	1,132,970	(17)	175,132	0.6%
Peter M. Hunter	6,264	(14)	6,264	(15)	—	0.0%
Thomas B. Hunter III	1,308,102	(16)	1,132,970	(17)	175,132	0.6%
Thomas B. Hunter IV	310,272	(18)	264,683	(19)	45,589	0.2%
Thomas R. Hunter	3,336	(20)	3,336	(21)	—	0.0%
Tscharner D. Hunter	3,336	(20)	3,336	(21)	—	0.0%
Willard M. Hunter	256,841	(22)	222,680	(23)	34,161	0.1%
James P. Kastenholz	1,891,068	(4)	1,583,729	(5)	307,339	1.1%
Adeline S. Morrison	360,111	(24)	308,718	(25)	51,393	0.2%
Harold M. Morrison	360,111	(24)	308,718	(25)	51,393	0.2%
Helen H. Morrison	562,908	(26)	476,487	(27)	86,421	0.3%
Lois L. Morrison	393,318	(8)	330,186	(9)	63,132	0.2%
Leo A. Smith	1,763,464	(28)	1,466,768	(29)	296,696	1.0%
Heather A. Steans	1,763,464	(28)	1,466,768	(29)	296,696	1.0%
Robin M. Steans	1,810,149	(10)	1,513,454	(11)	296,695	1.0%
Bruce W. Taylor	5,006,525	(30)	5,006,525	(30)	—	0.0%
Jeffrey W. Taylor	4,900,078	(31)	4,900,078	(31)	—	0.0%
Cindy Taylor Robinson	4,823,259	(32)	4,823,259	(32)	—	0.0%
Taylor Voting Trust U/A/D 11/30/98(31)	4,679,259	(33)	4,679,259	(33)	—	0.0%
Susan Taylor	43,830	(34)	43,830	(34)	—	0.0%

(1)	Shares beneficially owned by each of the Prairie Capital Entities before the offering consist of 367,335 Series A Conversion Shares, 139,065 Rights Offering Shares, 29,139 of the 2008 Warrant Shares and 44,525 shares of Common Stock (the “2010 Warrant Shares”) issuable upon exercise of certain warrants to acquire such stock (the “2010 Warrants”), which 2010 Warrants were originally issued by us in conjunction with a private placement of 8% subordinated notes in 2010. All such shares of Common Stock are being offered hereby, with the exception of the 2008 Warrant Shares and 2010 Warrant Shares, the offering and sale of which by the Prairie Capital Entities has previously been registered with the Commission pursuant to a Registration Statement on Form S-3 originally filed on December 21, 2010. Stephen V. King and C. Bryan Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of the Prairie Capital Entities. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of our securities owned by the Prairie Capital Entities. Mr. Daniels currently serves as a director of the Company.

(2)	Comprised of 2,193,259 shares of Common Stock and 67,100 of the 2010 Warrant Shares. Mr. Steans currently serves as a director of the Company and is the father of Jennifer W. Steans, who also currently serves as a director of the Company.

(3)	Comprised of 754,200 Series A Conversion Shares, 28,214 Series C Dividend Shares, 109,897 Series C Conversion Shares, 400,000 Series F Conversion Shares, 277,500 Market Shares, 307,893 Rights Offering Shares and 4,888 Restricted Shares (2,444 of which have vested and one-half of the 2,444 shares of which will vest on each of November 6, 2012 and 2013).

(4)	Comprised of shares held as follows: (i) 43,642 shares of Common Stock and 475 of the 2010 Warrant Shares beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 89,078 shares of Common Stock and 2,350 2010 Warrant Shares beneficially owned by Mr. Kastenholz individually; (iii) 393,897 shares of Common Stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iv) 26,034 shares of Common Stock and 2,500 2010 Warrant Shares beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 361,751 shares of Common Stock and 7,025 of the 2010 Warrant Shares beneficially owned by Ms. Steans individually; (vi) 188,000 shares of Common Stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (vii) 263,816 shares of Common Stock and 12,500 of the 2010 Warrant Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (viii) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (vi), (vii) and (viii) hereof, and Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v), (vi), (vii) and (viii) hereof. Ms. Steans currently serves as a director of the Company and is the daughter of Harrison I. Steans, who also currently serves as a director of the Company.

(5)

Comprised of shares held as follows: (i) 6,000 Series A Conversion Shares, 1,988 Series C Dividend Shares, 7,749 Series C Conversion Shares and 6,000 Rights Offering Shares beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 30,000 Series A Conversion Shares, 692 Series C Dividend Shares, 2,700 Series C Conversion Shares and 48,052 Rights Offering Shares beneficially owned by Mr. Kastenholz individually; (iii) 101,160 Series A Conversion Shares, 16,454 Series C Dividend Shares, 64,095 Series C Conversion Shares and 31,000 Rights Offering Shares held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iv) 3,100 Series F Conversion Shares, 738 Series C Dividend Shares, 2,880 Series C Conversion Shares, 7,500 Market Shares and 3,673 Rights Offering Shares beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 90,000 Series A Conversion Shares, 80,000 Series F Conversion Shares, 2,079 Series C Dividend Shares, 8,101 Series C Conversion Shares, 40,000 Market Shares, 113,780 Rights Offering Shares and 4,888 Restricted Shares (2,444 of which have vested and one-half of the 2,444 shares of which will vest on each of November 6, 2012 and 2013) beneficially owned by Ms. Steans individually; (vi) 95,000 Series F Conversion Shares, 75,000 Market Shares and 18,000 Rights Offering Shares beneficially owned by Trilogy

Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (vii) 180,000 Series F Conversion Shares, 3,697 Series C Dividend Shares, 14,403 Series C Conversion Shares and 25,000 Rights Offering Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (viii) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power.

(6)	Comprised of shares held as follows: (i) 200,471 shares of Common Stock and 4,675 of the 2010 Warrant Shares beneficially owned by Margot M. Brinley (the spouse of Charles E. Brinley) individually; (ii) 26,019 shares of Common Stock beneficially owned by Mr. Brinley individually; and (iii) 246,550 shares of Common Stock held by Foursquare Investments, LLC, of which Ms. Brinley is one of four managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Ms. Brinley disclaims beneficial ownership of the shares described in clauses (ii) and (iii) hereof, and Mr. Brinley disclaims beneficial ownership of the shares described in clauses (i) and (iii) hereof. Ms. Brinley is the niece of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(7)	Comprised of shares held as follows: (i) 120,000 Series A Conversion Shares, 20,000 Series F Conversion Shares, 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 38,417 Rights Offering Shares beneficially owned by Margot M. Brinley (the spouse of Charles E. Brinley) individually; (ii) 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 3,965 Rights Offering Shares beneficially owned by Mr. Brinley individually; and (iii) 162,000 Series A Conversion Shares, 3,742 Series C Dividend Shares,14,583 Series C Conversion Shares and 25,000 Rights Offering Shares held by Foursquare Investments, LLC, of which Ms. Brinley is one of four managing members and shares investment and voting power with respect to these shares.

(8)	Comprised of shares held as follows: (i) 137,727 shares of Common Stock (including 15,000 shares held in the Lois L. Morrison IRA) and 300 of the 2010 Warrant Shares beneficially owned by Lois L. Morrison (the spouse of Justin W. Daab) individually; (ii) 7,491 shares of Common Stock and 1,250 of the 2010 Warrant Shares beneficially owned by Mr. Daab individually; and (iii) 246,550 shares of Common Stock held by Foursquare Investments, LLC, of which Ms. Morrison is one of four managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Mr. Daab disclaims beneficial ownership of the shares described in clauses (i) and (iii) hereof, and Ms. Morrison disclaims beneficial ownership of the shares described in clauses (ii) and (iii) hereof. Ms. Morrison is the niece of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(9)	Comprised of shares held as follows: (i) 60,000 Series A Conversion Shares (including 15,000 shares held in the Lois L. Morrison IRA), 25,000 Series F Conversion Shares, 1,478 Series C Dividend Shares, 5,761 Series C Conversion Shares and 29,202 Rights Offering Shares beneficially owned by Lois L. Morrison (the spouse of Justin W. Daab) individually; (ii) 368 Series C Dividend Shares, 1,440 Series C Conversion Shares 1,612 Rights Offering Shares beneficially owned by Mr. Daab individually; and (iii) 162,000 Series A Conversion Shares, 3,742 Series C Dividend Shares, 14,583 Series C Conversion Shares and 25,000 Rights Offering Shares held by Foursquare Investments, LLC, of which Ms. Morrison is one of four managing members and shares investment and voting power with respect to these shares.

(10)	Comprised of shares held as follows: (i) 43,642 shares of Common Stock and 475 of the 2010 Warrant Shares beneficially owned by Leonard A. Gail (the spouse of Robin M. Steans) as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 393,897 shares of Common Stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iii) 187,894 shares of Common Stock and 4,700 of the 2010 Warrant Shares beneficially owned by Ms. Steans individually; (iv) 188,000 shares of Common Stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (v) 210,550 shares of Common Stock and 4,675 of the 2010 Warrant Shares beneficially owned by Mr. Gail individually; (vi) 263,816 shares of Common Stock and 12,500 of the 2010 Warrant Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (vii) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (vi) and (vii) hereof, and Ms. Steans disclaims ownership of the shares described in clauses (i), (ii), (iv), (v), (vi) and (vii) hereof. Ms. Steans is the daughter of Harrison I. Steans and the sister of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(11)	Comprised of shares held as follows: (i) 6,000 Series A Conversion Shares, 1,988 Series C Dividend Shares, 7,749 Series C Conversion Shares and 6,000 Rights Offering Shares beneficially owned by Leonard A. Gail (the spouse of Robin M. Steans) as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 101,160 Series A Conversion Shares, 16,454 Series C Dividend Shares, 64,095 Series C Conversion Shares and 31,000 Rights Offering Shares held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iii) 60,000 Series A Conversion Shares, 40,000 Series F Conversion Shares, 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 65,840 Rights Offering Shares beneficially owned by Ms. Steans individually; (iv) 95,000 Series F Conversion Shares, 75,000 Market Shares and 18,000 Rights Offering Shares beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (v) 60,000 Series A Conversion Shares, 40,000 Series F Conversion Shares, 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 88,496 Rights Offering Shares beneficially owned by Mr. Gail individually; (vi) 180,000 Series F Conversion Shares, 3,697 Series C Dividend Shares, 14,403 Series C Conversion Shares and 25,000 Rights Offering Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (vii) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power.

(12)	Comprised of shares held as follows: (i) 116,842 shares of Common Stock beneficially owned by Ms. Heinrich individually; and (ii) 246,550 shares of Common Stock held by Foursquare Investments, LLC, of which Ms. Heinrich is one of four managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Ms. Heinrich disclaims beneficial ownership of the shares described in clause (ii) hereof. Ms. Heinrich is the niece of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(13)	Comprised of shares held as follows: (i) 48,000 Series A Conversion Shares, 20,000 Series F Conversion Shares, 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 26,788 Rights Offering Shares beneficially owned by Ms. Heinrich individually; and (ii) 162,000 Series A Conversion Shares, 3,742 Series C Dividend Shares,14,583 Series C Conversion Shares and 25,000 Rights Offering Shares held by Foursquare Investments, LLC, of which Ms. Heinrich is one of four managing members and shares investment and voting power with respect to these shares.

(14)	Comprised solely of shares of Common Stock beneficially owned individually. Benjamin J. Hunter and Peter M. Hunter are the grandnephews of Harrison I. Steans and the first cousins once removed of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(15)	Comprised of 2,000 Series F Conversion Shares, 3,000 Market Shares and 1,264 Rights Offering Shares beneficially owned by each of Benjamin J. Hunter and Peter M. Hunter individually.

(16)	Comprised of shares held as follows: (i) 1 share of Common Stock and 21,875 of the 2010 Warrant Shares beneficially owned by Thomas B. Hunter III (the spouse of Maxine M. Hunter) individually; (ii) 1,241,743 shares of Common Stock held by the Hunter 2012 Annuity Trust, of which Thomas B. Hunter III is the sole trustee; and (iii) 19,483 shares of Common Stock and 25,000 of the 2010 Warrant Shares held by the Hunter Family Foundation, of which Thomas B. Hunter III and Maxine M. Hunter are two of four co-trustees. In accordance with Rule 13d-4, Mr. Hunter disclaims beneficial ownership of the shares described in clauses (ii) and (iii) hereof and Ms. Hunter disclaims beneficial ownership of the shares described in clauses (i), (ii) and (iii) hereof. Ms. Hunter is the sister-in-law of Harrison I. Steans and the aunt of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(17)	Comprised of shares held as follows: (i) 1 Series A Conversion Share beneficially owned by Thomas B. Hunter III (the spouse of Maxine M. Hunter); (ii) 383,999 Series A Conversion Shares, 400,000 Series F Conversion Shares, 11,646 Series C Dividend Shares, 45,370 Series C Conversion Shares and 272,471 Rights Offering Shares held by the Hunter 2012 Annuity Trust, of which Mr. Hunter is the sole trustee; and (iii) 4,483 of the 2008 Warrant Shares and 15,000 Rights Offering Shares held by the Hunter Family Foundation, of which Thomas B. Hunter III and Maxine M. Hunter are two of four co-trustees.

(18)	Comprised of shares held as follows: (i) 144,539 shares of Common Stock (including 5,879 held in the Thomas B. Hunter IV IRA) and 1,250 of the 2010 Warrant Shares (all of which are held in the Thomas B. Hunter IV IRA) beneficially owned by Mr. Hunter individually; (ii) 120,000 shares of Common Stock held by the Maxine M. Hunter Charitable Lead Annuity Trust, of which Mr. Hunter is one of two co-trustees; and (iii) 19,483 shares of Common Stock and 25,000 of the 2010 Warrant Shares held by the Hunter Family Foundation, of which Mr. Hunter is one of four co-trustees. In accordance with Rule 13d-4, Mr. Hunter disclaims beneficial ownership of the shares described in clauses (ii) and (iii) hereof. Mr. Hunter is the nephew of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(19)	Comprised of shares held as follows: (i) 60,000 Series A Conversion Shares, 25,000 Series F Conversion Shares, 1,753 Series C Dividend Shares (including 368 shares held in the Thomas B. Hunter IV IRA), 6,841 Series C Conversion Shares (including 1,440 shares held in the Thomas B. Hunter IV IRA) and 31,606 Rights Offering Shares beneficially owned by Mr. Hunter individually; (ii) 120,000 Series A Conversion Shares held by the Maxine M. Hunter Charitable Lead Annuity Trust, of which Mr. Hunter is one of two co-trustees; and (iii) 4,483 of the 2008 Warrant Shares and 15,000 Rights Offering Shares held by the Hunter Family Foundation, of which Mr. Hunter is one of four co-trustees.

(20)	Comprised solely of shares of Common Stock beneficially owned individually. Thomas R. Hunter and Tscharner D. Hunter are the grandnephew and grandniece of Harrison I. Steans, respectively, and the first cousins once removed of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(21)	Comprised of 1,250 Series F Conversion Shares and 2,086 Rights Offering Shares beneficially owned by each of Thomas R. Hunter and Tscharner D. Hunter individually.

(22)	Comprised of shares held as follows: (i) 86,094 shares of Common Stock held by Mr. Hunter directly; (ii) 6,264 shares held by Mr. Hunter, as custodian for Willard K. Hunter (the son of Mr. Hunter); (iii) 120,000 shares of Common Stock held by the Maxine M. Hunter Charitable Lead Annuity Trust, of which Mr. Hunter is one of two co-trustees; and (iv) 19,483 shares of Common Stock and 25,000 of the 2010 Warrant Shares held by the Hunter Family Foundation, of which Mr. Hunter is one of four co-trustees. In accordance with Rule 13d-4, Mr. Hunter disclaims beneficial ownership of the shares described in clauses (ii), (iii) and (iv) hereof. Mr. Hunter is the nephew of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(23)	Comprised of shares held as follows: (i) 36,000 Series A Conversion Shares, 25,000 Series F Conversion Shares, 831 Series C Dividend Shares, 3,240 Series C Conversion Shares, and 11,862 Rights Offering Shares held by Mr. Hunter directly; (ii) 2,000 Series F Conversion Shares, 3,000 Market Shares and 1,264 Rights Offering Shares held by Mr. Hunter, as custodian for Willard K. Hunter (the son of Mr. Hunter); (iii) 120,000 shares of Common Stock held by the Maxine M. Hunter Charitable Lead Annuity Trust, of which Mr. Hunter is one of two co-trustees; and (iv) 4,483 of the 2008 Warrant Shares and 15,000 Rights Offering Shares held by the Hunter Family Foundation, of which Mr. Hunter is one of four co-trustees. In accordance with Rule 13d-4, Mr. Hunter disclaims beneficial ownership of the shares described in clauses (ii), (iii) and (iv) hereof.

(24)	Comprised of shares held as follows: (i) 222,162 shares of Common Stock and 11,025 of the 2010 Warrant Shares beneficially owned by Harold M. Morrison (the spouse of Adeline S. Morrison) individually; (ii) 97,341 shares of Common Stock and 6,350 of the 2010 Warrant Shares beneficially owned by Ms. Morrison individually; and (iii) 4,483 shares of Common Stock and 18,750 of the 2010 Warrant Shares held by the Harold M. and Adeline S. Morrison Family Foundation, of which Mr. and Ms. Morrison are co-trustees. In accordance with Rule 13d-4, Ms. Morrison disclaims beneficial ownership of the shares described in clauses (i) and (iii) hereof and Mr. Morrison disclaims beneficial ownership of the shares described in clauses (ii) and (iii) hereof. Ms. Morrison is the sister of Harrison I. Steans and the aunt of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(25)	Comprised of shares held as follows: (i) 60,000 Series A Conversion Shares, 75,000 Series F Conversion Shares, 1,385 Series C Dividend Shares, 5,401 Series C Conversion Shares and 65,108 Rights Offering Shares beneficially owned by Harold M. Morrison (the spouse of Adeline S. Morrison) individually; (ii) 50,000 Series F Conversion Shares and 47,341 Rights Offering Shares beneficially owned by Ms. Morrison individually; and (iii) 4,483 of the 2008 Warrant Shares held by the Harold M. and Adeline S. Morrison Family Foundation, of which Mr. and Ms. Morrison are co-trustees.

(26)	Comprised of shares held as follows: (i) 309,333 shares of Common Stock (including 60,000 shares held in the Helen H. Morrison IRA) and 7,025 of the 2010 Warrant Shares beneficially owned by Ms. Morrison individually; and (ii) 246,550 shares of Common Stock held by Foursquare Investments, LLC, of which Ms. Morrison is one of four managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Ms. Morrison disclaims beneficial ownership of the shares described in clause (ii) hereof. Ms. Morrison is the niece of Harrison I. Steans and the first cousin of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(27)	Comprised of shares held as follows: (i) 150,000 Series A Conversion Shares (including 60,000 shares held in the Helen H. Morrison IRA), 45,000 Series F Conversion Shares, 3,465 Series C Dividend Shares, 13,503 Series C Conversion Shares, 5,000 Market Shares and 54,194 Rights Offering Shares beneficially owned by Ms. Morrison individually; and (ii) 162,000 Series A Conversion Shares, 3,742 Series C Dividend Shares, 14,583 Series C Conversion Shares and 25,000 Rights Offering Shares held by Foursquare Investments, LLC, of which Ms. Morrison is one of four managing members and shares investment and voting power with respect to these shares.

(28)	Comprised of shares held as follows: (i) 43,642 shares of Common Stock and 475 of the 2010 Warrant Shares beneficially owned by Leo A. Smith (the spouse of Heather A. Steans) as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 393,897 shares of Common Stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iii) 351,759 shares of Common Stock and 9,375 of the 2010 Warrant Shares beneficially owned by Ms. Steans individually; (iv) 188,000 shares of Common Stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (v) 263,816 shares of Common Stock and 12,500 of the 2010 Warrant Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (vi) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power. In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (v) and (vi) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof. Ms. Steans is the daughter of Harrison I. Steans and the sister of Jennifer W. Steans, each of whom currently serves as a director of the Company.

(29)	Comprised of shares held as follows: (i) 6,000 Series A Conversion Shares, 1,988 Series C Dividend Shares, 7,749 Series C Conversion Shares and 6,000 Rights Offering Shares beneficially owned by Leo A. Smith (the spouse of Heather A. Steans) as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 101,160 Series A Conversion Shares, 16,454 Series C Dividend Shares, 64,095 Series C Conversion Shares and 31,000 Rights Offering Shares held by PCB Limited Partnership, of which Ms. Steans is one of three general partners; (iii) 120,000 Series A Conversion Shares, 40,000 Series F Conversion Shares, 2,772 Series C Dividend Shares, 10,802 Series C Conversion Shares and 147,648 Rights Offering Shares beneficially owned by Ms. Steans individually; (iv) 95,000 Series F Conversion Shares, 75,000 Market Shares and 18,000 Rights Offering Shares beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; (v) 180,000 Series F Conversion Shares, 3,697 Series C Dividend Shares, 14,403 Series C Conversion Shares and 25,000 Rights Offering Shares held by the Steans 1996 Family Trust, of which Ms. Steans is one of three co-trustees; and (vi) 500,000 FIC Warrant Shares beneficially owned by FIC, over which Ms. Steans has shared investment and voting power. In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (v) and (vi) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof.

(30)	Comprised of shares held as follows: (i) 195,052 shares of Common Stock that are held in the Bruce W. Taylor Revocable Trust under agreement dated April 10, 1984, of which Bruce W. Taylor serves as trustee; (ii) 16,253 shares of Common Stock held in an individual retirement account for the benefit of Bruce W. Taylor; (iii) 2,241 of the 2008 Warrants Shares held by Bruce W. Taylor directly, issued upon exercise of a 2008 Warrant; (iv) 4,679,259 shares of Common Stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (v) 39,720 shares of Common Stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (vi) 34,000 shares of Common Stock that are owned by Bruce W. Taylor and Barbara Taylor (wife of Bruce W. Taylor), as joint tenants; (vii) options to purchase 20,000 shares of Common Stock for an exercise price of $20.00 per share held directly by Bruce W. Taylor; and (viii) options to purchase 20,000 shares of Common Stock for an exercise price of $26.08 per share held directly by Bruce W. Taylor. Bruce W. Taylor has sole voting and dispositive control over the shares described in clauses (i) – (iii), (vii) and (viii), shares voting control of the shares described in clause (iv) with Jeffrey W. Taylor and Cindy Taylor Robinson, shares voting and dispositive control over the shares described in clause (v) with Cindy Taylor Robinson, and shares voting and dispositive control over the shares described in clause (vi) with Barbara Taylor. Bruce W. Taylor has served as our Chairman since November 2006, has been a director of the Company since its formation in 1997 and served as a member of our Executive Committee from the committee’s formation in September 2008 until its termination on December 31, 2011. He also served as our Chief Executive Officer from November 2006 until March 2010 and as our President from 1997 until January 2008. In addition, Mr. Taylor is the Chairman of the Bank and served as the President and Chief Executive Officer of the Bank from 1994 until January 2008. Bruce W. Taylor is the brother of Jeffrey W. Taylor and Cindy Taylor Robinson.

(31)

Comprised of shares held as follows: (i) 4,679,259 shares of Common Stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 39,780 shares of Common Stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor (son of Jeffrey W. Taylor and Susan Taylor) serve as co-trustees;

(iii) 16,151 shares of Common Stock held in an individual retirement account of Jeffrey W. Taylor; (iv) 120,000 shares of Common Stock held by Jeffrey W. Taylor and Susan Taylor as tenants in common; (v) 4,888 shares of restricted stock held directly by Jeffrey W. Taylor (2,444 of which have vested and one-half of the 2,444 shares of which will vest on each of November 6, 2012 and 2013); (vi) options to purchase 20,000 shares of Common Stock for an exercise price of $20.00 per share held directly by Jeffrey W. Taylor; and (vii) options to purchase 20,000 shares of Common Stock for an exercise price of $26.08 per share held directly by Jeffrey W. Taylor. Jeffrey W. Taylor has sole voting and dispositive control over the shares described in clauses (iii) – (vii), shares voting control over the shares described in clause (i) with Bruce W. Taylor and Cindy Taylor Robinson, and shares voting and dispositive control over the shares described in clause (ii) with Brian Taylor. Jeffrey W. Taylor has served as a director of the Company since its formation in 1997 and has served as our Vice Chairman since September 2008. Mr. Taylor also served as a member of the board of directors of the Bank and as a consultant to the Bank from September 2008 through January 2010. Jeffrey W. Taylor is the brother of Bruce W. Taylor and Cindy Taylor Robinson.

(32)	Comprised of shares held as follows: (i) 4,679,259 shares of Common Stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 39,720 shares of Common Stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (iii) 39,780 shares of Common Stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees; and (iv) 64,500 shares of Common Stock held directly by Cindy Taylor Robinson. Cindy Taylor Robinson has sole voting and dispositive control over the shares described in clause (iv), shares voting control over the shares described in clause (i) with Jeffrey W. Taylor and Bruce W. Taylor, shares voting and dispositive control over the shares described in clause (ii) with Bruce W. Taylor, and shares voting and dispositive control over the shares described in clause (iii) with Susan Taylor. Ms. Robinson is the sister of Bruce W. Taylor and Jeffrey W. Taylor.

(33)	Includes 4,679,259 shares of the Common Stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees. The voting trust agreement with respect to the Voting Trust provides the trustees with full discretion as to how to vote the shares of Common Stock held in trust under such agreement, either in person or by proxy, as they deem proper on all matters that may be submitted to stockholders. Accordingly, Bruce W. Taylor, Jeffrey W. Taylor and Cindy Taylor Robinson, as trustees, share voting control over the shares held by the Voting Trust. The voting trust agreement does not restrict the ability of the depositors of shares of Common Stock in the Voting Trust from transferring such shares (subject to applicable restrictions under other agreements). The voting trust agreement may be terminated by a majority of the number of votes eligible to be cast by the trustees or the written consent of depositors holding two-thirds of all of the shares held in trust under the agreement.

(34)	Comprised of shares held as follows: (i) 39,780 shares of Common Stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor, serve as co-trustees; (ii) 375 shares held by Susan Taylor as custodian for Adam Taylor (son of Jeffrey W. Taylor and Susan Taylor) under the UTMA; (iii) 375 shares held by Susan Taylor as custodian for Brian Taylor under the UTMA; (iv) 300 shares held by Susan Taylor as custodian for Lisa Taylor (daughter of Jeffrey W. Taylor and Susan Taylor) under the UTMA; and (v) 3,000 shares owned directly by Susan Taylor. Susan Taylor has sole voting and dispositive control over the shares described in clauses (ii) – (v), and shares voting and dispositive control over the shares described in clause (i) with Cindy Taylor Robinson.

PLAN OF DISTRIBUTION

We are registering the resale of the securities covered by this prospectus for the benefit of the selling securityholders.

We have entered into an Exchange Agreement, dated March 26, 2012, a Registration Rights Agreement, dated October 21, 2010, a Registration Rights Agreement, dated May 28, 2010, and a Registration Rights Agreement, dated September 29, 2008, with certain of the selling securityholders, each of which require us to pay certain costs and fees of registering certain of these securities.

Accordingly, we will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities.

We will not, however, pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes associated with the sale of the securities, on behalf of the selling securityholders.

Pursuant to the Exchange Agreement and the registration rights agreements, we have agreed to provide certain indemnification to certain of the selling securityholders against certain liabilities in connection with this resale registration.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

Sales of the securities may be effected in one or more transactions, which may involve crosses or block transactions, through:

•	transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	transactions in the over-the-counter market;

•	transactions other than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	short sales;

•	transactions in which broker-dealers agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Section 16 thereof and Regulation M promulgated thereunder, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market-making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

DESCRIPTION OF SECURITIES BEING REGISTERED

Common Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Common Stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Incorporation. You are urged to read the Certificate of Incorporation in its entirety. Although we believe this summary covers the material terms and provisions of our Common Stock set forth in the Certificate of Incorporation, it may not contain all of the information that is important to you.

General

We may issue Common Stock from time to time. We have one class of Common Stock. Of the 45,000,000 shares of our Common Stock with a par value of $0.01 per share authorized, 28,674,009 shares were outstanding as of July 31, 2012, exclusive of shares held in treasury.

Dividend Rights

Holders of our Common Stock are entitled to receive any cash dividends that may be declared by our board of directors. During the second quarter of 2008, our board of directors discontinued dividend payments to holders of our Common Stock. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our Common Stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, the capital requirements of the Company and our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant. No cash dividends will be paid with respect to our Common Stock for any period unless dividends for the same period, and any accumulated but unpaid dividends, with respect to any series of preferred stock having preferential rights with respect to dividends have been paid.

Voting Rights

Each share of Common Stock entitles the holder thereof to one vote per share on all matters on which the holders of our Common Stock are entitled to vote. The Common Stock does not have cumulative voting rights.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preemptive Rights

The holders of our Common Stock have no preemptive rights.

Miscellaneous

Shares of our Common Stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our Common Stock are fully paid and nonassessable.

Anti-takeover Effects

Our Certificate of Incorporation and our Fourth Amended and Restated By-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock. Authorized but unissued shares of Common Stock and preferred stock under our Certificate of Incorporation could (within the limits imposed by applicable law and NASDAQ Stock Market rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

Capitalization. The members of the Taylor family, including Bruce W. Taylor and Jeffrey W. Taylor, each of whom currently serves as a director of the Company, in the aggregate beneficially own approximately 18.6% of our outstanding shares of Common Stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our Common Stock (and not any other holders thereof)). Voting power over all 4,679,259 shares of Common Stock held of record by the Voting Trust, which represent the significant majority of the shares of Common Stock beneficially owned by the members of the Taylor family, is exercised by the majority vote of Bruce W. Taylor, Jeffrey W. Taylor and Cindy Taylor Robinson, the trustees of the Voting Trust. Accordingly, Bruce W. Taylor, Jeffrey W. Taylor and Cindy Taylor Robinson, as trustees of the Voting Trust, are able to exercise significant control over all matters requiring the approval of our stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our Certificate of Incorporation.

Additionally, Harrison I. Steans and Jennifer W. Steans, each of whom currently serves as a director of the Company, and other members of their extended family in the aggregate beneficially own approximately 27.6% of our outstanding shares of Common Stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our Common Stock (and not any other holders thereof)). The Steans family, were its members to collectively vote in favor of or against any proposal, could also separately exercise significant control over matters requiring the approval of our stockholders.

Limitations on Right to Call Special Meetings; No Action by Written Consent; Stockholder Proposal Notice Requirements. Under our Fourth Amended and Restated By-laws, special meetings of our stockholders may be called by our President, the Chairman of our board of directors, or a majority of our board of directors. Our stockholders are entitled to request that our board of directors convene a special meeting of stockholders only upon the written request to the board of directors by the holders of at least 35% of the total voting power of the outstanding stock entitled to vote generally in the election of the members our board of directors. Further, our stockholders are unable to take action by written consent, and therefore, may only take action at stockholder meetings. Additionally, our Fourth Amended and Restated By-laws require that stockholder proposals meet certain advance notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our Common Stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders’ meeting and not by written consent.

Delaware Law. As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by this section of Delaware law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an interested stockholder generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Nonvoting Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Nonvoting Preferred as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Incorporation. You are urged to read the Certificate of Incorporation in its entirety. Although we believe this summary covers the material terms and provisions of our Nonvoting Preferred set forth in the Certificate of Incorporation, it may not contain all of the information that is important to you.

General

We have 1,350,000 shares of our Nonvoting Preferred designated, of which, 1,282,674 shares were issued and outstanding as of July 31, 2012.

Dividend Rights

Holders of Nonvoting Preferred are entitled to receive dividends when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our Common Stock that such shares of Nonvoting Preferred would be convertible into in connection with a Widely Dispersed Offering (as defined below) of Nonvoting Preferred. We will not pay any dividends with respect to our Common Stock unless an equivalent dividend also is paid to the holders of our Nonvoting Preferred. A “Widely Dispersed Offering” means any sale or other transfer of Nonvoting Preferred: (i) pursuant to any public offering or public sale of our securities; (ii) to a person or group of persons if, after such transfer, such person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities without any such transfer; (iii) to a person or group of persons in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than 2% of our outstanding voting securities; (iv) pursuant to a merger, consolidation or similar transaction involving if, after such transaction, a person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities; or (v) to a person or group of persons who has been approved by the Federal Reserve Board to hold the number of our voting securities held by such person or group of persons after giving effect to such transfer.

Conversion

Each share of Nonvoting Preferred is convertible into one share of our Common Stock, subject to adjustment as set forth in the Certificate of Incorporation, automatically upon a Widely Dispersed Offering of such shares of Nonvoting Preferred.

Dividend and Liquidation Priority

The Nonvoting Preferred ranks, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series B Preferred, and all future issuances of preferred stock ranking senior to the Nonvoting Preferred; and (ii) equal to our Common Stock. There are no restrictions on the repurchase or redemption of any shares of our capital stock during such time as dividend payments on the Nonvoting Preferred are in arrears.

Voting Rights

Holders of Nonvoting Preferred are not entitled to vote on any matters brought before our stockholders and have no class voting rights except as specifically required under the Certificate of Incorporation and Delaware law. Under the Certificate of Incorporation, we must receive prior approval of the holders of Nonvoting Preferred, voting as a separate class, to: (i) authorize or issue, or obligate the Company to issue, any Senior Stock or Parity Stock (as each of those terms is defined in the Certificate of Incorporation); (ii) increase the authorized number of shares of Nonvoting Preferred; (iii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Nonvoting Preferred; (iv) amend our Certificate of Incorporation or our Fourth Amended and Restated By-laws, if such amendment would alter or change the powers, preferences or special rights of the holders of the Nonvoting Preferred so as to affect them adversely; or (v) amend or waive any provision of the terms of Exhibit B to our Certificate of Incorporation.

Preemptive Rights

Our Nonvoting Preferred does not entitle the holders thereof to any preemptive rights.

LEGAL MATTERS

The validity of the securities registered for resale hereby will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP and Katten Muchin Rosenman LLP, each of Chicago, Illinois.

EXPERTS

The consolidated financial statements of Taylor Capital Group, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission’s Public Reference Room at the following location:

100 F Street, N.E.

Washington, D.C. 20549.

Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

Our Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

We have also filed a registration statement on Form S-3 with the Commission relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement, or the exhibits to the registration statement. For further information about us and the securities offered hereby, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the Commission as indicated above.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the Commission. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the Commission will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than by filing subsequent information with the Commission. This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above. The information included elsewhere in this prospectus and the following information incorporated by reference in this prospectus is considered to be part of this prospectus:

•

Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 9, 2012 (including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 27, 2012 that are incorporated therein);

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the Commission on May 4, 2012;

•

Our Current Reports on Form 8-K filed with the Commission on January 6, 2012, January 25, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), January 31, 2012, March 30, 2012, April 6, 2012, April 19, 2012 (except the information furnished under Items 2.02 and 7.01 thereof), May 31, 2012 (except the information furnished under Item 7.01), June 6, 2012, June 14, 2012, June 20, 2012 and July 18, 2012 (except the information furnished under Items 2.02 and 7.01 thereof); and

•

Any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein) until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Taylor Capital Group, Inc.

Attention: General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

Telephone number: (847) 653-7978

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by us in connection with the issuance and distribution of the securities. We will pay all of these expenses. All expenses other than the Commission registration fee are estimated.

Approximate Amount
Registration Fee	$34,855
Accounting Fees and Expenses	12,000
Legal Fees and Expenses	25,000
Miscellaneous	4,000

Total	$75,855

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Our Fourth Amended and Restated By-laws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

•	with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

•	for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

We have entered into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Under agreements which may be entered into by us, certain of our directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this registration statement against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits.

Exhibit Number	Exhibit

4.1	Form of Fourth Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed June 6, 2012)

4.2	Form of certificate representing Taylor Capital Group, Inc. common stock (incorporated by reference to Exhibit 4.3 of the Company’s Amended Registration Statement on Form S-1/A filed October 1, 2002 (Registration No. 333-89158))

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP

5.2	Opinion of Katten Muchin Rosenman LLP

12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.2)

24.1	Powers of Attorney*

*	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois on the 1st day of August, 2012.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Mark A. Hoppe
Mark A. Hoppe Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated below on August 1, 2012.

Signature	Title

*
Bruce W. Taylor	Chairman

/s/ Mark A. Hoppe
Mark A. Hoppe	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Randall T. Conte
Randall T. Conte	Chief Financial Officer, Chief Operating Officer (Principal Financial and Accounting Officer)

*
Harrison I. Steans	Director

*
Ronald L. Bliwas	Director

*
C. Bryan Daniels	Director

*
Ronald Emanuel	Director

*
M. Hill Hammock	Director

*
Elzie L. Higginbottom	Director

*
Michael H. Moskow	Director

*
Louise O’Sullivan	Director

*
Melvin E. Pearl	Director

*
Shepherd G. Pryor, IV	Director

*
Jennifer W. Steans	Director

*
Jeffrey W. Taylor	Director

*
Richard W. Tinberg	Director

* By:	/s/ Mark A. Hoppe
Mark A. Hoppe
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Form of Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed September 15, 2008)

4.2	Form of certificate representing Taylor Capital Group, Inc. common stock (incorporated by reference to Exhibit 4.3 of the Company’s Amended Registration Statement on Form S-1/A filed October 1, 2002 (Registration No. 333-89158))

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP*

5.2	Opinion of Katten Muchin Rosenman LLP*

12.1	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends**

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1)*

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.2)*

24.1	Powers of Attorney**

*	Filed herewith
**	Previously filed.